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EXHIBIT 10.2

                       NONQUALIFIED STOCK OPTION AGREEMENT


      This Nonqualified Stock Option Agreement ("Agreement") has been entered into as of the 7th day of September, 1999, between National City Bancshares, Inc., an Indiana corporation (the "Company"), and Michael T. Vea, an employee of the Company or one of the Company's subsidiaries ("Participant"), pursuant to the Company's 1999 Stock Option and Incentive Plan (the "Plan").

      WHEREAS, the committee of the Board of Directors of the Company appointed to administer the Plan (the "Committee") has granted to Participant an option to purchase shares of the Company's common stock pursuant to the terms and conditions as provided in the Plan and this Agreement; and

      WHEREAS, the Company and Participant desire to set forth the terms and conditions of the option;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the Company and the Participant agree as follows:

      1. Grant of Option and Exercise Price. Subject to the terms and conditions stated in the Plan and this Agreement on September 7, 1999 (the "Date of Grant"), the Committee granted to Participant an option (the "Option") to purchase 75,000 shares of the Company's common stock (the "Shares") at an exercise price per Share equal to $27.125 (the "Exercise Price").

      2. Nonqualified Stock Option. The Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.

      3. Exercise of Option. The Option shall become exercisable as follows or on such earlier date as provided in the Plan: One-third (1/3) of the Shares subject to this Option shall become exercisable on September 6, 2000; one-third (1/3) of the Shares subject to this Option shall become exercisable on September 6, 2001; and one-third (1/3) of the Shares shall become exercisable on September 6, 2002; provided, however, that the Option shall also become immediately exercisable in full earlier as provided by Section 13(a) of the Contract of Employment dated August 23, 1999 between the Company and the Participant (the "Contract of Employment").

      4. Term of Option. Unless sooner terminated as provided in the Plan or the Contract of Employment, the Option shall expire on September 6, 2009.

      5. Method of Exercise. The Participant may exercise the Option in the manner stated in the Plan.

      6. Delivery and Registration of the Shares. The Company shall not be required to deliver any Shares upon exercise of the Option prior to (a) the admission of the Shares for listing on any stock exchange or system on which the Shares may then be listed, and (b) the completion of registration or other qualification of the Shares under any state or federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

      7. Plan Controlling. The Option and the terms and conditions set forth in this Agreement are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations of the Committee shall be binding and conclusive upon the Participant and his or her legal representatives. Notwithstanding the foregoing, to the extent that the Contract of Employment determines any of the rights, privileges, obligations or liabilities created by this Agreement, the Contract of Employment shall govern.

      8. Qualification of Rights. Neither this Agreement nor the existence of the Option shall be construed as giving the Participant any right (a) to be retained as a director or employee of the Company or any of its subsidiaries; or
(b) as a shareholder with respect to the Shares until the certificates for the Shares have been issued and delivered to the Participant.

      9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.



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      10. Notices. All notices and other communications required or permitted under this Agreement shall be written and shall be delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt required, addressed as follows: if to the Company, to the Company's executive offices in Evansville, Indiana, and if to the Participant or his or her successor, to the address last furnished by the Participant to the Company. Each notice and communication shall be deemed to have been given when received by the Company or the Participant.

      11. Transferability. During the Participant's lifetime, the Option shall be exercisable only by the Participant or any guardian or legal representative of the Participant, and the Option shall not be transferable except: (a) in case of the death of the Participant, by will or the laws of descent and distribution, or (b) to (i) any members of the Participant's Immediate Family,
(ii) a trust for the exclusive benefit of the Participant's Immediate Family or a trust for the exclusive benefit of the Participant's Immediate Family and an entity, contributions to which qualify as "charitable contributions" under
Section 170(c) of the Internal Revenue Code of 1986, as amended (or any successor provision or law) (a "Charitable Beneficiary"), or (iii) a partnership or limited liability company, the sole owners of which are one or more members of the Participant's Immediate Family. The term "Immediate Family" shall mean the Participant's spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren (and for this purpose, shall also include the Participant). The Option shall not be subject to attachment, execution or similar process, and may not be transferred by any recipient described in the preceding sentences except to any member of the Participant's Immediate Family.

      12. Representations and Warranties of Participant. The Participant represents and warrants to the Company that he or she has received and reviewed a copy of the Plan.

      IN WITNESS WHEREOF, the Company and Participant have executed this Agreement as of the date first written above.


                            NATIONAL CITY BANCSHARES, INC.


                            By: /s/ Robert A. Keil
                               -------------------------------
                                    Robert A. Keil, President



                                /s/ Michael T. Vea
                               -------------------------------
                                    Michael T. Vea



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